Exhibit 7
Consent of Independent Registered Chartered Accountants
We consent to the incorporation by reference in this Registration Statement of Brookfield Asset Management Inc. (the “Company”) on Form F-9 of our report dated March 13, 2009 appearing in the 2008 Annual Report of the Company for the years ended December 31, 2008 and 2007 filed on Form 6-K dated March 31, 2009.
/s/ Deloitte & Touche LLP
Independent Registered Chartered Accountants
Licensed Public Accountants
February 18, 2010